Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

February 5, 2009

Overview

Over the past 5 years Emerging Markets have become an increasingly important asset class and have generally outperformed most other global indices. The Barclays Global Emerging Markets Strategy (GEMS)

Index™ enables investors to generally participate in this asset class and to potentially benefit from historically high returns and low levels of volatility. Barclays GEMS Index Exchange Traded Note (ETN) tracks the total return of this strategy and pays a monthly coupon representing the implied yield on the Index.

Barclays GEMS Index

The Barclays Global Emerging Markets Strategy (GEMS) Index™ is based on investing in 1-month synthetic money market deposits. The Barclays

GEMS Index is a global index that measures the total return of the GEMS strategy applied to 15 diversified Emerging Markets currencies. The global index is formed by adding three regional sub-indices: Eastern

Europe, Middle East and Africa (“EEMEA”), Latin America (“LatAm”) and

Asia. The index is rebalanced annually in July so that each index constituent currency equally weighted in U.S. dollar terms. The index currency weights are free floating between annual rebalancings.

Index Allocation by Region

Barclays GEMS Index ETN

Global Emerging Markets Strategy: Diversified Money Market Indices

JEM

Barclays GEMS Index ETN (JEM)

Bloomberg Ticker JEM

IIV Ticker JEM.IV

Primary Exchange NYSE Arca

CUSIP 06739H453

Yearly Fees 0.89% 1

Inception Date February 1, 2008

Maturity Date February 2, 2038

Index Barclays GEMS Index

Coupon Monthly

1 The investor fee is equal to 0.89% per year times the closing indicative value times the daily index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.89% times (2) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (3)

the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Argentina, 8.07%

Chile, 6.39%

Colombia, 6.49%

Mexico, 6.64%

Hungary, 5.71%

Poland, 5.59%

Russia, 7.16%

Turkey, 6.42%

South Africa, 6.38%

Indonesia, 6.42%

India, 7.37%

South Korea, 5.82%

Philippines, 7.64%

Thailand, 8.02%

Brazil, 5.91%

EEMEA Asia LatAm

Issuer Details

Barclays Bank PLC long-term,

unsecured obligations*

S&P Rating AAMoody’s

Rating Aa3

*The Barclays ETNs are not rated, but rely on the ratings of their issuer, Barclays

Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETNs.

Barclays GEMS Index Implied Yield

EEMEA

Hungarian Forint 7.79%

Polist Zloty 5.07%

Russian Ruble 71.67%

Turkish Lira 17.21%

South African Rand 12.04%

LatAm

Argentine Peso 112.99%

Brazilian Real 14.73%

Chilean Peso 7.18%

Colombian Peso 7.55%

Mexican Peso 11.09%

ASIA

Indian Rupee 41.11%

Indonesian Rupiah 7.49%

South Korean Won -7.09%

Philippine Peso 10.35%

Thai Baht 4.47%

Barclays GEMS Index** 23.33%

Source: Barclays Capital

Based on the Barclays GEMS Index spot and forward fixings from the roll date on

11/18/08

** Calculated as the dollar weighted average of the 1 month implied rates derived from official index data from the roll date on November 18, 2008

As of November 18, 2008

JEM

Barclays GEMS Index Return Attribution

Date	GEMS Index Spot Return	GEMS Index Total Return	Realized Yield*
2001	0.25%	10.96%	10.69%
2002	-7.83%	10.49%	19.87%
2003	9.62%	21.43%	10.78%
2004	7.50%	16.14%	8.04%
2005	-0.90%	6.75%	7.72%
2006	4.63%	13.26%	8.26%
2007	9.25%	18.96%	8.89%
2008	-19.70%	-13.77%	7.38%

Source: Barclays Capital
*Yield calculated as the difference of the GEMS Index Spot Return & Total Return indexes as follows:

$$\text{Yield} = \left(\frac{1 + \text{GEMS Index Total Return}}{1 + \text{GEMS Index Spot Return}}\right) - 1$$

Comparison with Global Indices


S&P 500
GSCI TR
JPGBI
GEMS
MSCI Emerging Markets
550%
500%
450%
400%
350%
300%
250%
200%
150%
100%
50%
Jul-01
Jan-02
Jul-02
Jan-03
Jul-03
Jan-04
Jul-04
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08

Source: Barclays Capital

Barclays GEMS Index Statistics

	1-Year Return %	3-Year Return % Annualized	5-Year Return % Annualized	Standard Deviation % Annualized**	Index Correlations to Barclays GEMS Index**
Barclays GEMS Index	-11.38%	6.61%	8.69%	7.52%	1.00
MSCI Emerging Markets USD Index	-56.35%	-0.37%	9.51%	23.96%	0.78
S&P 500® Total Return Index	-36.10%	-5.21%	0.26%	14.57%	0.62
Goldman Sachs Commodity Total Return Index	-26.16%	-6.87%	5.55%	25.19%	0.35
JPMorgan Government Bond Indices	5.37%	4.71%	4.73%	3.01%	-0.04

Source: Barclays Capital, Bloomberg
As of 10/31/08
**Based on monthly returns since GEMS inception (7/31/01)

An investment in Barclays GEMS Index ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Barclays GEMS Index ETNs (the "Securities") are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in Barclays GEMS Index ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

An investment in ETNs linked to the performance of the Barclays GEMS Index is subject to risks associated with fluctuations, particularly a decline in the value of the index. Because the Barclays GEMS Index is an index of emerging market currencies, there are additional risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets.

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.

Barclays Global Emerging Markets Strategy (GEMS) Index™ is a trademark of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

© 2008, Barclays Bank PLC. All rights reserved.